Exhibit 10.7

VARIAN, INC.

SUPPLEMENTAL RETIREMENT PLAN

(as amended and restated effective November 13, 2008)

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date. The Plan, as amended and restated, is effective as of November 13, 2008.

1.2 Purpose of the Plan. The purpose of the Plan is to provide deferred compensation consisting of (a) elective deferrals and (b) allocations of Matching Contributions and Profit-Sharing Contributions that exceed the amounts that the Dollar Limitations permit to be allocated under the Retirement Plan, but that are otherwise calculated by reference to the Retirement Plan.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Bonus” means the cash-based incentive award (if any) payable to a Participant under the Company’s Management Incentive Plan or any other Company bonus plan or policy.

2.2 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.3 “Committee” means the Compensation Committee of the Company’s Board of Directors.

2.4 “Company” means Varian, Inc., a Delaware corporation, or any successor thereto.

2.5 “Compensation Ceiling” means the limitation described in Section 401(a)(17) of the Code, adjusted as prescribed by the Code. The Compensation Ceiling for plan years beginning in 2008 is $230,000.

2.6 “Dollar Limitations” means (a) the Compensation Ceiling and (b) the limitation on annual additions described in Section 415(c)(1) of the Code, adjusted in each case as prescribed by the Code.

2.7 “Eligible Earnings” shall have the meaning given to such term in the Retirement Plan, except that Eligible Earnings for purposes of this Plan shall not be subject to the Compensation Ceiling.

2.8 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

2.9 “Participant” means an individual who is eligible to participate in the Plan pursuant to Section 3 and for whose benefit an amount is credited to a Reserve Account pursuant to Section 3.

2.10 “Plan” means the Varian, Inc. Supplemental Retirement Plan, as set forth in this instrument and as hereafter amended from time to time.

2.11 “Plan Year” means the calendar year; provided, however, that the Plan’s first Plan Year shall be a short Plan Year beginning on the Plan’s initial effective date.

2.12 “Reserve Account” means the unfunded bookkeeping account described in Section 3.2.

2.13 “Retirement Plan” means the Varian, Inc. Retirement Plan, as amended from time to time.

2.14 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Eligible Participant or of a spouse or dependent of the Participant (as defined in Section 152 of the Code, but without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof), from a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster) or from other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A hardship shall not constitute an Unforeseeable Emergency under the Plan to the extent that it is or may be relieved:

(a) Through reimbursement or compensation, by insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent that the liquidation of such assets would not itself cause severe financial hardship; or

(c) By discontinuing deferrals under this Plan or under any other plan of the Company as soon as permissible.

An Unforeseeable Emergency under the Plan shall in no event include the need to send a child to college or the desire to purchase a home. The Committee shall determine whether or not a Participant has incurred an Unforeseeable Emergency based on such evidence as the Committee deems necessary or advisable.

2.15 “VAI” means Varian Associates, Inc., a Delaware corporation.

2.16 “Valuation Date” means the last day of each calendar quarter.

Any capitalized terms used in the Plan and not defined herein shall have the meaning provided in the Retirement Plan.

SECTION 3

ELIGIBILITY, PARTICIPATION, RESERVE ACCOUNTS AND CREDITS

3.1 Eligibility and Participation. Participation in the Plan shall be limited to:

(a) Officers of the Company (not including any officer holding the office of only Assistant Secretary or Assistant Treasurer) who are active Retirement Plan participants;

(b) Participants in the Retirement Plan whose Eligible Earnings under the Retirement Plan are limited by the Compensation Ceiling; and

(c) Any other participant in the Retirement Plan who is designated by the Committee.

At the beginning of a particular Plan Year, the Company, in its sole discretion, may determine that one or more individuals qualify as Participants for the Plan Year pursuant to Subsection (b) based upon such individual’s current salary rate and target bonus compensation (to the extent includible in Eligible Earnings). Any such determination shall be valid for that Plan Year, regardless of whether the individual’s Eligible Earnings at the end of the Retirement Plan’s plan year actually exceed the Compensation Ceiling. For purposes of Subsection (a), an individual shall be deemed to be an active Retirement Plan participant if he or she first becomes eligible to participate in the Retirement Plan during the Plan Year and fails to make contributions to the Retirement Plan during the Plan Year because any contributions to the Retirement Plan, when added to contributions he or she made to a prior employer’s plan during the Plan Year, would exceed the limitation under Section 402(g) of the Code.

3.2 Reserve Account. The Company shall establish on its books a special unfunded Reserve Account for each Participant. As of each Valuation Date, the Company shall credit interest on the balance in each Reserve Account (not including any amounts credited under Sections 3.3, 3.4 and 3.5 below during the calendar quarter then ending). The interest credited to the Reserve Account shall be established from time to time by the Committee.

3.3 Matching Contributions. As of each Valuation Date in a Plan Year following the later of the date when the Participant’s contributions to the Retirement Plan (and any previous employer’s plan) reach the limitation in effect under Code Section 402(g) (which limitation is

$15,500 for 2008), or the date when the Participant’s Eligible Earnings paid during the Plan Year reach the Compensation Ceiling, the Company shall credit to a Participant’s Reserve Account an amount determined as follows:

(a) First, an initial matching credit shall be calculated by determining the amount equal to 6% of the Participant’s Eligible Earnings received during the Plan Year to date that are in excess of the Compensation Ceiling;

(b) Second, the amount calculated under Subsection (a) above shall be reduced (but not below zero) by the amount of credits determined under this Section 3.3 for the Participant for prior Valuation Dates during the Plan Year; and

(c) The remainder (if any) shall be the amount credited to the Participant’s Reserve Account under this Section 3.3.

3.4 Profit-Sharing Contributions. As of the Valuation Date coinciding with or next following the date when the Company makes a Profit-Sharing Contribution under the Retirement Plan, the Company shall credit to a Participant’s Reserve Account an amount determined as follows:

(a) First, the hypothetical amount of the Participant’s share of the Profit-Sharing Contribution shall be calculated, based on the assumption that the Dollar Limitations do not apply;

(b) Second, the amount calculated under Subsection (a) above shall be reduced (but not below zero) by the actual amount of the Participant’s share of the Profit-Sharing Contribution; and

(c) The remainder (if any) shall be the amount credited to the Participant’s Reserve Account under this Section 3.4.

3.5 Elective Deferrals. An individual who is eligible to participate in the Plan pursuant to Section 3.1 may elect to defer a portion of his or her Eligible Earnings with respect to a calendar year by filing a written deferral election with the Company during the Election Period. Any such election shall specify the percentage of Eligible Earnings to be deferred, which percentage shall be no higher than the maximum deferral percentage permitted under the Retirement Plan.

(a) Initial Deferral Elections and Election Periods. A special Election Period applies with respect to the calendar year when an individual first becomes eligible to participate in the Plan. In any such case, the Participant’s Election Period is the 30-day period after the Company’s written notice of eligibility is given. If the Participant timely files a written deferral election with the Company, the Participant’s deferral election shall apply only to his or her Eligible Earnings (other than Bonuses) to be paid for the remainder of the then-current calendar year following the close of the Election Period. For the avoidance of doubt, with respect to the calendar year when an individual first becomes eligible to participate in the Plan, an individual’s Bonuses will not constitute Eligible Earnings. Further, his or her deferral election shall apply only to Eligible Earnings (other than Bonuses) to be paid following the date when the Participant’s Retirement Plan contributions would exceed the limitation in effect under Section 402(g) of the Code ($15,500 for 2008) or when the Participant’s Retirement Plan contributions, when added to contributions he or she made to a prior employer’s plan during the Plan Year, would exceed the limitation under Section 402(g) of the Code. Notwithstanding the foregoing, if, at the time the Participant first becomes eligible to participate in the Plan, the Participant already has contributed to a prior employer’s plan the maximum amount permitted under Section 402(g) of the Code for the Plan Year, his or her deferral election shall apply to Eligible Earnings (other than Bonuses) to be paid for the remainder of the then-current calendar year following the close of the Election Period. If a Participant elects to make deferrals under the Plan for the remainder of the calendar year, he or she also must make a deferral election under the Retirement Plan during the Election Period unless the Participant has already contributed to a prior employer’s plan the maximum amount permitted under Section 402(g) of the Code for the Plan Year. Notwithstanding any contrary provision of the Retirement Plan, the Participant’s deferral election under the Retirement Plan shall be irrevocable as of the last day of the Election Period.

(b) Subsequent Deferral Elections and Election Periods. An individual who is eligible to participate in the Plan may elect to become a Participant (or to continue or reinstate his or her active participation) in the Plan for any subsequent Plan Year by filing a written deferral election with the Company during the month of December immediately preceding the Plan Year for which a deferral election is being made. If a Participant elects to make deferrals under the Plan for a calendar year, his or her deferral election under the Retirement Plan shall be made before the beginning of such calendar year and notwithstanding any contrary provision of the Retirement Plan, shall be irrevocable as of December 31 of the year preceding the year in which deferrals under the Plan will be made. Notwithstanding anything herein to the contrary, an individual’s deferral election for the Plan will apply to the Bonus portion(s) (if any) of the individual’s Eligible Earnings only if the Bonus portion(s) (if any) qualifies as “performance-based compensation” under Section 409A of the Code and Treas. Reg. Section 1.409A-1(e) and the individual performs services continuously from the later of the beginning of the applicable performance period or the date the applicable performance criteria are established through the date the deferral election is made. However, in no event may a deferral election apply to the Bonus portion(s) (if any) of an individual’s Eligible Earnings after the Bonus(es) has become readily ascertainable. If the Committee, in its sole discretion, permits a separate deferral election solely with respect to the Bonus portion(s) (if any) of an individual’s Eligible Earnings, this deferral election must be made at such time as is permitted by the Committee (but not later than the deadline specified in Section 409A of the Code and Treas. Reg. Section 1.409A-2(a)(8)).

Deferral elections may be made and revoked any number of times during the Election Period, but any deferral election that has been submitted and has not been revoked at the end of the Election Period then becomes irrevocable.

Any other provision of the Plan notwithstanding, the Committee, at its sole discretion, may reduce the level of deferral elections or decline altogether to accept an individual’s deferral election (but only to the extent such reduction would comply with Section 409A of the Code).

SECTION 4

DISTRIBUTIONS

4.1 Right to Receive Payment. Any amount that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment - In General. Following the termination of a Participant’s employment with the Company and its subsidiaries, the Company shall pay to the Participant the balance credited to his or her Reserve Account. Payment shall be made in cash at such time(s) and in such form (including a lump sum or installments) as the Committee shall determine, in its sole discretion. If the Committee determines that payment is to be made in the form of installments, such installments shall be paid quarterly over a period not to exceed five years. The preceding portion of this Section 4.2 applies to the portion of a Participant’s Reserve Account attributable to amounts deferred (within the meaning of Section 409A of the Code) before January 1, 2005. Solely with respect to the portion of a Participant’s Reserve Account attributable to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004, payment shall occur in a single lump sum as soon as reasonably practicable following the Participant’s separation from service with the Company and its subsidiaries (within the meaning of Treas. Reg. Section 1.409A-1(h)) but in no event later than the 15th day of the third calendar month following the Participant’s separation from service; provided, however, that if this period ends in the calendar year following the year in which the Participant separates from service, the Participant shall not have the right to designate the calendar year in which payment will be made; provided, further, that payment to “specified employees” (within the meaning of Treas. Reg. Section 1.409A-1(i)) in connection with a separation from service (other than upon death) shall occur no sooner than six (6) months and one (1) day after such separation.

4.3 Accelerated In-Service Payment in Case of Emergency. In the event of a Participant’s Unforeseeable Emergency, upon application by the Participant, the Committee may determine in its sole discretion that distribution of all or a portion of the Participant’s Reserve Account shall be made on a date prior to the Participant’s termination of employment. Distributions on account of an Unforeseeable Emergency shall be permitted only to the extent reasonably needed to satisfy the Participant’s need.

4.4 In-Service Distribution With Penalty. Solely with respect to the portion of a Participant’s Reserve Account attributable to amounts deferred (within the meaning of Section 409A of the Code) prior to January 1, 2005, upon application by a Participant, the Committee may determine in its sole discretion that distribution of all or a portion of the Participant’s Reserve Account shall be made prior to the Participant’s termination of employment (even in the absence of an Unforeseeable Emergency). All distributions under this Section 4.4 shall be reduced by a penalty equal to six percent of the amount otherwise distributable, which penalty shall be forfeited to the Company. A Participant who has received a distribution under this Section 4.4 shall be ineligible to make elective deferrals to the Plan, beginning with the Plan Year immediately following the Plan Year in which the Participant receives a distribution under this Section 4.4.

4.5 Payment in the Event of Death. In the event of a Participant’s death before the entire Reserve Account has been distributed to him or her, the unpaid balance remaining in the Participant’s Reserve Account shall be paid to his or her beneficiary or beneficiaries under the Retirement Plan, at such time(s) and in such form as the Committee shall determine in its sole discretion. Solely with respect to the portion of a Participant’s Reserve Account attributable to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004, payment shall occur in a single lump sum as soon as reasonably practicable following the Participant’s death, but in no event later than the 15th day of the third calendar month following the date of the Participant’s death; provided, however, that if such period ends in the calendar year following the year in which the Participant separates from service, neither the Participant nor his or her beneficiary or beneficiaries shall have the right to designate the calendar year in which payment will be made.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation including, but not limited to, the power to (a) determine which Retirement Plan participants shall be eligible to participate in this Plan, (b) determine the amounts to be credited to Reserve Accounts, (c) determine whether to grant applications for accelerated payments pursuant to Sections 4.3 and 4.4, (d) determine distributions to be made in the event of death pursuant to Section 4.5, (e) interpret the Plan, (f) adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and (g) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All determinations and decisions made by the Committee, the Board and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors, officers or employees of the Company.

SECTION 6

CLAIMS AND REVIEW PROCEDURES

6.1 Application for Benefits. Any application for benefits under the Plan shall be submitted to the Committee at the Company’s principal office. Such application shall be in writing and on the prescribed form, if any, and shall be signed by the applicant.

6.2 Denial of Applications. In the event that any application for benefits is denied in whole or in part, the Committee shall notify the applicant in writing of the right to a review of the denial. Such written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for the denial, specific references to the Plan provisions on which the denial was based, a description of any information or material necessary to perfect the application, an explanation of why such material is necessary, and an explanation of the Plan’s review procedure. Such written notice shall be given to the applicant within 90 days after the Committee receives the application, unless special circumstances require an extension of time for processing the application. In no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period. If such an extension is required, written notice thereof shall be furnished to the applicant before the end of the initial 90-day period. Such notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision. If written notice is not given to the applicant within the period prescribed by this Section 6.2, the application shall be deemed to have been denied for purposes of Section 6.3 upon the expiration of such period.

6.3 Request for Review. Any person whose application for benefits is denied in whole or in part (or such person’s duly authorized representative) may appeal the denial by submitting to the Committee a request for a review of such application within 90 days after receiving written notice of denial. The Committee shall give the applicant or such representative an opportunity to review pertinent documents (except legally privileged materials) in preparing such request for review and to submit issues and comments in writing. The request for review shall be in writing and shall be addressed to the Committee at the Company’s principal office. The request for review shall set forth all of the ground on which it is based, all facts in support of the request, and any other matters which the applicant deems pertinent. The Committee may require the applicant to submit such additional facts, documents, or other material as it may deem necessary or appropriate in making its review.

6.4 Decision on Review. The Committee shall act upon each request for review within 60 days after receipt thereof, unless special circumstances require an extension of time for processing, but in no event shall the decision on review be rendered more that 120 days after the Committee receives the request for review. If such an extension is required, written notice thereof shall be furnished to the applicant before the end of the initial 60-day period. The Committee shall give prompt, written notice of its decision to the applicant and to the Company. In the event that the Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for such denial and specific references to the Plan provisions on which the decision is based. To the extent that the Committee overrules the denial of the application for benefits, such benefits shall be paid to the applicant.

6.5 Exhaustion of Administrative Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant (a) has submitted a written application for benefits in accordance with Section 6.1, (b) has been notified that the application is denied, (c) has filed a written request for a review of the application in accordance with Section 6.3, and (d) has been notified in writing that the Committee has affirmed the denial of the application; provided, however, that an action may be brought after the Committee has failed to act on the claim within the time prescribed in Section 6.2 and Section 6.4, respectively.

SECTION 7

GENERAL PROVISIONS

7.1 Tax Withholding. The Company shall withhold all applicable taxes from any payment under this Plan, including any federal, state and local taxes (including, but not limited to, any applicable payroll of other tax).

7.2 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company and its affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

7.3 Participation. No individual shall have the right to be selected to participate in the Plan for any particular Plan Year.

7.4 Indemnification. To the extent permitted by ERISA, each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

7.5 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

7.6 Nontransferability of Awards. No portion of any Participant’s Reserve Account may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, and any act in violation of this Section shall be void. All rights with respect to a Participant’s Reserve Account shall be available during his or her lifetime only to the Participant.

SECTION 8

AMENDMENT, TERMINATION AND DURATION

8.1 Amendment, Suspension or Termination.

(a) The Company, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, reduce the balance then credited to the Participant’s Reserve Account; provided, however, that the Company may without such consent amend the Plan to conform to the provisions of the American Jobs Creation Act of 2004 with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. Subject to the restrictions imposed by Section 409A of the Code and associated Treasury Regulations, the Company shall also have the authority to distribute all or a portion of any Participant’s Reserve Account at any time, regardless of whether the Plan is then being terminated.

(b) Without limiting the generality of the foregoing, the Company reserves the right to terminate the Plan in accordance with one of the following, subject to the restrictions imposed by Section 409A of the Code and associated Treasury Regulations:

(i) Dissolution or Bankruptcy. Distributions will be made if the Plan is terminated within twelve (12) months of a dissolution of the Company taxed under IRC Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of:

(A) The calendar year in which the Plan termination occurs;

(B) The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C) The first calendar year in which the payment is administratively practicable.

(ii) Change of Control. Distributions will be made if the Company terminates the Plan within the thirty (30) days preceding or the twelve (12) months following a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as determined in accordance with Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5). The Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Company and required to be aggregated with the Plan are terminated so that all Participants in all such arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(iii) Discretionary Termination. The Company may also terminate the Plan and make distributions provided that:

(A) All plans sponsored by the Company that would be aggregated with any terminated arrangements under Section 409A of the Code are terminated;

(B) No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination;

(C) All payments are made within twenty-four (24) months of the Plan termination; and

(D) The Company does not adopt a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements, at any time within five (5) years following the date of termination of the Plan.

8.2 Duration of the Plan. The Plan shall commence on the date specified herein and, subject to Section 8.1 (regarding the Company’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 9

LEGAL CONSTRUCTION

9.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

9.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

9.3 Requirements of Law. Benefits provided under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

9.4 Governing Law. The Plan shall be construed in accordance with governed by ERISA and, to the extent not preempted by ERISA, by the laws of the State of California, but without regard to its conflict of law provisions.

9.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian, Inc. by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN, INC.

Dated: November 13, 2008	By:	/s/ A. W. Homan
	Name:	A. W. Homan
	Title:	Secretary